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                                                                   EXHIBIT 23.03

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 of Quintiles Transnational Corp. in respect of 4.25% convertible subordinated notes due May 31, 2000 and to the incorporation by reference of our report dated July 24, 1996, with respect to the combined balance sheets of the Innovex Companies as at March 31, 1995 and 1996 and the related combined income statements and statements of cash flows for each of the years in the three-year period ended March 31, 1996 included in the Current Report on Form 8-K, dated October 6, 1996, filed with the Securities and Exchange Commission.





KPMG
Reading, England
December 30, 1996